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FORM 5                                                     OMB APPROVAL
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                                                    OMB Number        3235-0362
                                                    Expires: October 31, 2001
                                                    Estimated average burden
                                                    hours per response......1.0
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

/ / Check box if no         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16. Form         Filed pursuant to Section 16(a) of the Securities
    4 or Form 5                              Exchange Act of 1934,
    obligations may                  Section 17(a) of the Public Utility
    continue. See            Holding Company Act of 1935 or Section 30(f) of
    Instruction 1(b)                    the Investment Company Act
/ / Form 3 Holdings                                of 1940
    Reported
/x/ Form 4
    Transactions
    Reported

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
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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
    Smith,     Clinton                          Infotopia, Inc. (IFIA)                          to Issuer (Check all applicable)
------------------------------------------------------------------------------------------       X  Director         10% Owner
  (Last)          (First)          (Middle)  3. IRS Identification      4. Statement for       ----              ---
                                                Number of Reporting        Month/Year            X  Officer (give    Other (Specify
    5167 Roch Ave.                              Person, if an entity       December/2000       ----        title ---       below)
-------------------------------------------     (Voluntary                                                 below)
                 (Street)                                               ------------------
    New Orleans     LA               70122                              5. If Amendment,             --------------------------
-------------------------------------------                                Date of Original   7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                 (Month/Year)            (check applicable line)
                                                                                              X  Form Filed by One Reporting Person
                                                                                              --
                                                                                                 Form Filed by More than One
                                                                                              -- Reporting Person
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                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)   5. Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the End of          Direct         Benefi-
                                  (Month/                --------------------------      Issuer's Fiscal     (D) or         cial
                                   Day/                  Amount   (A) or     Price       Year (Instr. 3      Indirect       Owner-
                                   Year)                          (D)                    and 4)              (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
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
Common Stock                      4/26/00      P           50,000  A             $.001
Common Stock                      6/21/00      P          600,000  A            $.1562
Common Stock                      9/13/00      P          700,000  A            $.1406
Common Stock                      8/28/00      S           50,000  D            $.2096
Common Stock                      9/12/00      S          100,000  D            $.9896
Common Stock                       1/8/00      S            7,500  D            $.1747       1,192,500        D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).

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 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares

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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

(1) By son-in-law.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    By: /s/ Clinton Smith           7/18/01
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                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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